Exhibit 14.1

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

THE HARTFORD CODE OF ETHICS AND BUSINESS CONDUCT

TABLE OF CONTENTS

LETTER FROM THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER.		1
INTRODUCTION		2
I.	Ethical Principles	3
II.	Maintaining an Appropriate and Secure Work Environment	4
	Equal Employment Opportunity	4
	Harassment-Free Environment	4
	Violence-Free Workplace	4
	Violent Crime Control Act	5
	Safety	5
	Drug-Free Workplace and Workforce	5
III.	Company Funds and Assets – Maintaining Accurate and Complete Records	5
	Company Records	6
	Financial Reporting	7
	Travel and Expense Reimbursement	7
	Frauds and Thefts	8
	Information Disclosure	8
IV.	Conflicts of Interest	8
	Conflict of Interest Situations	9
	Outside Employment	9
	Outside Business	9
	Outside Directorships	9
	Financial Interest	9
	Loans to Executive Officers	10
	Loans to Employees	10
	Forbidden Payments	10
	Corporate Opportunities	10
	Employment and Supervision of Closely-Related Persons	10
	Reporting Conflicts of Interest	10
V.	Integrity in the Marketplace	11
	Bribes	11
	Gifts	11
	Entertainment	12
	Antitrust	13
	Quoting Practices	14
	Unfair Competition	14
VI.	Integrity in Government Relationships	15
	Contacts with Government Officials	15
	Entertainment or Gifts for Government Officials	16
	Employee Political Involvement	16
	Political Contributions	16
VII.	Compliance with Laws	17
	Insider Trading	17
	Foreign Corrupt Practices Act	18
	Anti-Money Laundering (USA PATRIOT Act)	18
	Economic Trade Sanctions/OFAC	18
	Information Protection	19
	Competitive Intelligence	19
	Privacy	20

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THE HARTFORD CODE OF ETHICS AND BUSINESS CONDUCT

VIII.	Communications	20
	Contact with the News Media	20
	Contact with Investors	20
	Endorsements of Other Companies	20
IX.	Investigations and Legal Proceedings	20
	Reporting	20
	Participation in an Investigation	21
X.	Reporting Violations of the Code	22
	Where to Report Violations	22
	Prohibition Against Retaliation	24
XI.	Waivers	24
XII.	Certification Requirements	24

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THE HARTFORD FINANCIAL SERVICES GROUP, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

To All Employees of The Hartford: For nearly two centuries, employees like you have served The Hartford’s customers and approached every business relationship with honesty, integrity and an unwavering commitment to “do what’s right.” Each of us must at all times act in accordance with the highest personal and professional ethical standards.

This Code of Ethics and Business Conduct is designed to promote and protect the values of honesty, integrity and respect for individuals in all facets of the Company’s business and to describe what each of us can do to safeguard one of The Hartford’s most valuable assets — its reputation. Together, these values, along with the principles and policies presented in this Code, establish the ethical standards that all employees are held to in the course of their employment at The Hartford, and are the cornerstone of how we do business.

Besides fulfilling our legal obligations, we want our conduct to merit the trust placed in us by our shareholders, customers, co-workers, vendors and the communities in which we do business. Therefore, it is fundamentally important that we conduct ourselves in accordance with the highest standards of honesty and integrity in all matters affecting The Hartford. Please take the time to carefully read and understand the important policies and guidelines set forth in the Code. If you have any questions after reviewing this Code, please speak to your supervisor, Human Resources representative or compliance officer or call the Company’s Ombudsman.

If you know of, or have reason to believe that there has been, a violation of this Code, it is your responsibility to report what you know to the Company. The Code describes the various ways in which employees can report violations, including anonymous reports to the Company’s Ombudsman or through the Company’s outside service provider, EthicsPoint.

The Hartford’s reputation, spanning nearly two centuries, is built on the work of people who demonstrate through their actions that trust in them is well placed. Each employee must work hard to achieve the highest standards of ethical business conduct and to preserve the trust we have earned with our customers, investors, business partners and government officials. We must continue to strengthen the Company’s reputation by doing the right thing every day and in every situation.

Sincerely,

Ramani Ayer
Chairman and Chief Executive Officer

THE HARTFORD CODE OF ETHICS AND BUSINESS CONDUCT

INTRODUCTION

The Hartford’s Code of Ethics and Business Conduct (the “Code”) was created to establish standards of conduct by which we conduct ourselves and our business, and to provide a broad range of information about the various policies of The Hartford Financial Services Group, Inc. and all of its subsidiaries (collectively, “The Hartford” or the “Company”). However, the Code does not, nor is it intended to, address every law, rule or policy. It also does not serve as a substitute for each employee’s responsibility to use common sense and good judgment, and to obtain additional guidance when needed. Employees who do business on behalf of the Company in countries outside of the United States must also become familiar with and, where applicable, comply with the laws, rules and regulations of those countries. Employees with concerns as to the propriety of any action or behavior should consult their supervisor, Human Resources representative, a compliance officer, the Company Ombudsman or any of the other Company contacts listed in Section X of this Code. In addition, answering the following questions may provide further guidance:

•	Will my action comply with the Company policy or policies at issue?

•	Does this action reflect the values of honesty, integrity and respect for individuals?

•	Will this action reflect well on me and The Hartford if it becomes known to my co-workers, clients, family and friends or appears on the front page of my local newspaper?

The Code is supplemented by other policies, some of which are referenced throughout this document. The Company may change the Code and these other policies without advance notice at any time. The Company also retains the sole right to administer and interpret all such policies.

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I. Ethical Principles

The Hartford is committed to conducting its business according to the highest standards of honesty, integrity and respect for individuals and to demonstrating to our customers, investors, business partners and government officials that their trust in The Hartford is well deserved. Every employee is expected to abide by the ethical principles and policies set forth in this Code. The Code applies to all executives, officers and employees of The Hartford. The Company also expects its business partners to act in accordance with the standards or policies described in this Code whenever they are working with or on behalf of The Hartford. Throughout this Code, the term “business partner” will apply to agents, vendors, suppliers and independent contractors who provide products or services to or on behalf of the Company.

The success of The Hartford’s compliance programs depends upon each and every employee’s diligent efforts to comply with this Code. All employees are expected to perform up to the highest ethical standards and in accordance with applicable laws, rules and regulations. The Hartford will not tolerate corrupt or illegal practices, including bribery or kickbacks, and such actions will result in disciplinary action, up to and including termination. Every employee is responsible not only for his own conduct but also for reporting immediately any known violation of the Code. This reporting responsibility extends to situations that involve non-employees, such as business partners. When requested to do so, employees have the duty to cooperate fully with internal investigations, which duty includes the truthful disclosure of all relevant information. The refusal to cooperate constitutes grounds for disciplinary action up to and including termination. Any violation of this Code by an employee is against the Company’s interest and shall be considered activity beyond the scope of that employee’s authority to act.

Managers are expected to provide advice and guidance, or identify the appropriate Company resource for proper advice and guidance to employees on ethics and compliance matters. Managers must take the lead in promoting ethical behavior by being open and honest about business conduct. They must foster working conditions that support ethics and compliance, and provide a work environment that encourages ethical concerns to be raised and discussed openly without fear of retaliation.

The Code and other policy documents do not constitute a contract of employment between an employee and the Company. Employment at the Company is “at will,” meaning an employee or the Company can terminate the relationship at any time, for any reason, without notice or cause.

The Hartford strives to create mutually beneficial relationships with its business partners and to promote the application of the ethical standards presented in this Code. Consistent with that objective, the Company expects its business partners to perform in accordance with the ethical standards established in this Code and

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in accordance with all applicable laws, rules and regulations whenever they transact business with, for or on behalf of The Hartford.

II. Maintaining an Appropriate and Secure Work Environment

The Hartford strives to maintain a secure work environment free from discrimination, harassment, drugs, and violence. The Hartford also is committed to establishing and maintaining environmental protection and safety programs that promote the health and safety of its employees and comply with applicable laws, rules and regulations. Responsible behavior by all employees will help create and maintain a safe and secure work environment.

Equal Employment Opportunity – The Hartford supports and values its employees, providing equal opportunity and advancement for qualified individuals without distinction or discrimination based on race, color, gender, religion, age, national origin, disability, veteran status, sexual orientation, marital status, ancestry or citizenship status. This policy is integral to all employment functions, including recruitment, hiring, compensation, training, promotion and termination. For more information, see The Hartford’s policies on Equal Employment Opportunity and Reporting Charges of Discrimination.

Harassment-Free Environment – The Company is committed to providing employees the opportunity to work in an environment free of verbal or physical intimidation or harassment, including sexual harassment. Immediate attention is given to employee and business partner complaints, effecting prompt and just resolution. The Hartford does not tolerate intimidation or harassment of or by its employees or business partners. Any form of harassment by an employee is subject to disciplinary action, up to and including termination. This includes employee participation in any entertainment, while engaged in The Hartford’s business, that is sexually oriented or otherwise violates the Company’s commitment to mutual respect. All managers and supervisors are required to report immediately any harassment complaints or allegations to their Human Resources representatives, the Equal Opportunity Development (EOD) office at The Hartford, or any of the other reporting contacts listed in Section X of this Code. For more information, see The Hartford’s policies on Harassment and Reporting Charges of Harassment.

Violence-Free Workplace – Subject to specific state laws, possession of any firearms or other dangerous weapons or substances, weapons accessories, explosives or other combustible devices on Company premises, in Company vehicles, at off-site Company functions, or in any vehicle parked on Company property or used for Company business is prohibited. For more information, see The Hartford’s policy on Violence-Free Workplace.

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Violent Crime Control Act – Federal law makes it a crime for a financial institution to employ or do business with persons who have been convicted of certain crimes including felonies involving dishonesty or a breach of trust. Any employee who has been convicted of a felony after the commencement of his employment at The Hartford must notify the Company of that fact, either through his supervisor or through a Human Resources representative. Failure to notify the Company is a serious violation of this Code and is grounds for termination of employment. Any employee that knows or has reason to believe that an employee or business partner has been convicted of a felony crime, should immediately report this as described in Section X of this Code.

Safety – The Hartford’s Security Department is dedicated to providing a secure working environment for employees and establishing programs to ensure protection of employees, property and other assets. Employees should secure all personal and Company valuables at all times and report incidences of theft to a supervisor or directly to the Security Department. Additionally, every location of The Hartford has an emergency control program in place that explains what employees should do in emergency situations (medical crisis, fire, bomb threat, explosion, severe weather, etc.). Emergency situations should be reported immediately to a supervisor, a Human Resources representative or the Director of Security.

Drug-Free Workplace and Workforce – It is The Hartford’s policy to maintain a drug-free workplace and workforce. Employees are expected to perform their job duties free of alcohol or drugs. This is essential to maintaining required performance levels and ensuring the safety of all employees. Selling, distributing, purchasing, possessing, or consuming illegal drugs and abusing legally-prescribed drugs on The Hartford’s premises or while otherwise engaged in The Hartford’s business is prohibited. The purchase or consumption of alcoholic beverages on Company premises is prohibited except when specifically authorized by Company management at Company-sponsored functions. At such events, employees are always expected to use reasonable judgment and moderation in their consumption. For more information, see The Hartford’s policies on Alcohol/Drug Abuse and Consumption of Alcohol at Company Functions.

III. Company Funds and Assets – Maintaining Accurate and Complete Records

The Hartford’s success in competitive markets depends on its employees’ diligent efforts to protect company funds and assets. It is the responsibility of each employee to ensure and protect the integrity of all Company assets. The Company is committed to maintaining a system of internal controls that ensures compliance with all applicable laws, rules and regulations and promotes the full, fair, accurate, timely and understandable disclosure of information in all of the periodic reports and documents that the Company is required to file with

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regulatory and governmental authorities or that is contained in communications to the public.

Every employee must help ensure that reporting of business information, in electronic, paper or other medium, is accurate, honest and timely. This policy includes not only financial records, but all records of the Company including, but not limited to, customer information, underwriting, pricing and claims information, travel and entertainment records, bills, vouchers, payroll and benefits records, regulatory data and other essential Company information. It also includes information provided to customers, agents, vendors, shareholders, governmental and regulatory authorities and other third parties.

Company Records – Employees should create and maintain documents and records in the normal course of business as required by applicable laws, rules and regulations or a specific Company policy. Employees should retain documents and records in forms that enable efficient retrieval of that information whenever necessary. All Company records should be kept for the appropriate time period needed to comply with applicable laws and regulations, as well as the Company’s record retention policies. Employees are prohibited from tampering with, manipulating, altering, removing or destroying records prior to the prescribed retention periods specified in the Company’s Record Retention Policy or as required by law.

Employees are prohibited from:

- Violating any laws, external accounting requirements and Company procedures for reporting information of all types;

- Making a false or misleading entry in a Company report or record;

- Knowingly altering, destroying, mutilating or concealing any record or document, or attempting to do so, in order to impair the record’s integrity or availability for use in an official proceeding; and

- Selling, transferring or disposing of Company assets without proper documentation and authorization.

For each employee, The Hartford maintains medical records and personnel records containing information relating to the employee’s employment with the Company, including performance evaluations. Maintenance of these records is necessary to conduct the administrative affairs of the Company. All employee records are considered to be confidential, and the contents are shared only with those who have a legitimate business need or as required by law. Anyone given access to such records must safeguard them and maintain the confidentiality of any information contained in those records. For more information, see The Hartford’s policies on Access to Corporate Personnel Files and Access to Corporate Medical Records.

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All employees should use care and good judgment when creating all correspondence, voicemail, e-mail, and written documents on behalf of the Company to avoid inaccuracy or offensive language. E-mail and voicemail created, sent, received or stored on the Company’s systems is the property of the Company and is subject to audit at any time. Employees should use e-mail and voicemail for business purposes, with personal usage kept to a minimum. Violation of the Electronic Communications Policy may lead to disciplinary action, up to and including termination of employment. For more information, see the Company’s Electronic Communications Policy.

Financial Reporting – All payments and other financial transactions must be properly authorized by management, and accurately and completely recorded in the books and records of the Company consistent with generally accepted accounting principles and established Company policies and procedures. No undisclosed or unrecorded funds may be established for any purpose, nor may Company funds be placed in any personal or non-corporate account. Any deviation from generally accepted accounting standards and established Company policies is strictly prohibited. Any attempt to fraudulently influence, coerce, mislead, manipulate or interfere with the auditing of the Company’s financial statements is a violation of this Code and federal law.

Employees should report immediately violations of this Code involving accounting, internal controls or auditing matters by contacting the General Auditor or by making a confidential and anonymous report relating to any such matters to the Company’s third party service provider, EthicsPoint. Reports made to the General Auditor or EthicsPoint on such matters will be available to the Audit Committee of the Company’s Board of Directors. See Section X below for specific details concerning how to report violations of this Code.

All employees must help maintain an adequate system of internal controls providing reasonable assurance that: (1) assets within their assigned responsibility are safeguarded; (2) transactions are executed in accordance with management’s authorization and are properly recorded; (3) financial records are accurate; and, (4) violations of the Code are reported and addressed. Any agreement with a business partner should be documented properly in writing, signed by the parties, and contain all terms agreed upon in accordance with all applicable corporate policies and applicable law. Business partners must be engaged in providing legitimate business services for fees at or near the current market rates for such services, and any payments made for such services must be documented fully.

Travel and Expense Reimbursement – Employees must maintain accurate and complete records of all transactions in connection with their employment, including any documentation involving personal reimbursement of expenses. Employees must never misrepresent facts or falsify records. For more information, see the Company’s Travel & Expense Reimbursement Policy and Procedures.

THE HARTFORD CODE OF ETHICS AND BUSINESS CONDUCT

Frauds and Thefts – All allegations of fraud, theft or other criminal activity are investigated promptly by designated members of the Law, Internal Audit and Human Resources Departments. Those individuals conducting the investigation will review and determine whether the matter investigated warrants a formal report to any law enforcement authorities, whether an investigation requires internal personnel actions, including employee discipline and/or possible termination, or whether the matter investigated warrants consideration of civil litigation. The Law, Internal Audit and Human Resources Departments are the only areas authorized to conduct internal investigations or investigations regarding business partners.

If an employee suspects that a fraudulent act or theft has occurred, the employee should report it immediately to The Hartford’s General Counsel or the Director of Compliance.

Information Disclosure – The Hartford is required to make timely disclosure of information that is material to existing and prospective investors in The Hartford’s securities. The Hartford’s senior management will determine the timing of when such information will be made public. Financial information regarding The Hartford that has not been disclosed publicly shall not be made public without the prior approval of The Hartford’s General Counsel or Chief Financial Officer. Hartford employees must not disclose confidential information received or obtained in the course of their duties, except as authorized or required by law.

IV. Conflicts of Interest

The Hartford expects all employees to exercise sound judgment and to preserve objectivity in business decision-making. Business decisions should be made with The Hartford’s best interests in mind, solely on the basis of quality service, price and other competitive factors and without the influence of personal bias or conflicts of interest. Employees may not use or abuse a corporate position for personal advantage or promote any actions contrary to The Hartford’s interests or ethical standards established in this Code. The policies set forth below apply to employees generally. Some departments may adopt stricter rules as circumstances require.

In order to maintain the Company’s reputation and integrity, it is the responsibility of every employee to avoid conflicts of interest, or situations that create even the appearance of a conflict of interest. In the event such a conflict should arise, an employee should disclose that conflict in accordance with this Code. A conflict of interest could cause employees to compromise objectivity when working with government officials, competitors, customers, claimants, business partners, spouses and relatives. For example, an employee’s ability to make objective business decisions could be affected by potential conflicts if they were to: 1) accept valuable or an excessive number of gifts from business partners,

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2) accept additional employment by another company, 3) have a financial interest in a business partner or competitor, 4) place business with any firm in which the employee or an immediate family member of an employee (defined as any spouse, child, parent, sibling, mother or father-in-law, son or daughter-in-law, or any other person living in the employee’s household) has a financial interest, or 5) inappropriately communicate with competitors.

Conflict of Interest Situations

Outside Employment – No employee may be affiliated, full-time or part-time, as an employee, consultant or in any other capacity with a competitor or business partner of The Hartford, whether or not for compensation, without disclosure of this information to their supervisor, and the approval of the senior Human Resources representative for that employee’s functional area, after consultation with the Director of Compliance.

Outside Business – Any employee engaged in any non-Hartford business with any customer, competitor or business partner of The Hartford, whether or not for compensation, must fully disclose that activity as required by this Code. An employee cannot practice law, accounting or engage in any other outside business activities during normal business hours or use The Hartford’s assets or facilities to do so. Any outside practice of law or accounting conducted after normal business hours and not using the Company’s assets or facilities must still be disclosed to, and approved by, the senior Human Resources representative for that employee’s functional area and the Director of Compliance. In no circumstance may an employee represent a client in any legal proceeding or provide testimony as an expert witness in a matter, whether or not involving The Hartford, in which the employee advocates a position that is adversarial to the Company’s interests. Any employee requested to provide testimony, either orally or in writing, as an expert witness must disclose this matter to the Director of Litigation and obtain the necessary approval prior to providing such testimony.

Outside Directorships – Any employee who wishes to serve as a member of the board of directors of a company must obtain approval from the head of the line of business or corporate functional area in which the employee works and the General Counsel of The Hartford or his designee. Any proposed directorship must be disclosed to the Director of Compliance either directly or through the Senior Human Resources representative for the employee’s functional area. Generally, directorships for non-profit organizations will be approved while requests to be a director of a “for profit” enterprise will not be approved.

Financial Interest – No employee of The Hartford, nor any immediate family member (defined as any spouse, child, parent, sibling, mother or father-in-law, son or daughter-in-law, or any other person living in the employee’s household), may have more than five percent (5%) of his total net worth invested in or own more than a five percent (5%) financial interest in any enterprise that does business as a business partner or competitor of The Hartford unless disclosure of

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that financial interest is made annually as part of the Company’s conflict of interest review process and approved by the senior Human Resources representative for that employee’s functional area and the Director of Compliance. An employee may not accept any offer to purchase “friends and family stock” in any initial public offering if such offer is made to the employee because of his employment with The Hartford. For more information, see The Hartford’s policy on Employee Involvement in New Ventures.

Loans to Executive Officers – The Company is prohibited from extending or maintaining loans or other forms of credit or arranging for the renewal of any loan or other extension of credit to any Executive Officer (as defined in Section XI of this Code).

Loans to Employees – The extension of loans or other forms of credit to, or guarantees of obligations of, employees or their immediate family members create potential conflict of interest issues. Accordingly, no loans or other extensions of credit (excluding those permitted under any of the Company’s employee benefit plans) will be permitted without the prior written approval of the General Counsel and the Director of Compliance.

Forbidden Payments – Employees shall not take or approve any action that will require payment from corporate funds if such an expenditure is not authorized or reimbursable under Company policy.

Corporate Opportunities – Employees may not use any Company property, information, resource or position for personal gain or to compete with the Company in any way. An employee shall not take or divert to any third party any business opportunity that is discovered through the use of any Company property, information, resource or position.

Employment and Supervision of Closely-Related Persons – In order to maintain The Hartford’s commitment to fairness and avoid any perception of favoritism, closely-related persons may not be employed at The Hartford when such employment creates a situation in which one employee has effective control over any aspect of the other’s employment, or if the employees share responsibility for control or audit of significant assets. For more information, see The Hartford’s policy on Employment of Closely-Related Persons.

Reporting Conflicts of Interest – All conflicts of interest, or material transactions or relationships that reasonably could be expected to give rise to a conflict or the appearance of a conflict, must be communicated by the employee directly to the General Auditor or Director of Compliance for final resolution. The employee reporting the conflict or potential conflict should remove himself from the decision-making process. Confidential or anonymous reports also can be made to the Company Ombudsman. A written report detailing the facts of each conflict of interest disclosure, together with any waiver or approval that may be granted, shall be provided to the Director of Compliance and the General Auditor.

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V. Integrity in the Marketplace

The Hartford prides itself on the quality of its products and services, and is committed to engaging in active and fair competition and ethical sales practices. Accordingly, employees are expected to deal fairly with the Company’s customers and business partners, and render that service which, in the same circumstances, the Company would demand for itself.

Ethical sales practices are an essential part of The Hartford’s way of doing business. Employees should never attempt to gain a competitive advantage through the use of illegal, unethical or improper business practices. Hartford employees must make only accurate representations of The Hartford and its products and must refrain from making misleading or disparaging comments about its competitors.

The principles of honesty and accountability are—and have always been—integral to The Hartford’s way of doing business. By embracing these principles, we earn the trust of our customers and business partners, a trust that is the foundation of our business. Accordingly, the Company demands that employees, agents and brokers behave ethically, and that they fully comply with all applicable laws and regulations.

The Hartford maintains a supervisory system for our business operations in order to monitor their compliance with this Code and applicable laws and regulations. The Company’s internal polices and procedures are regularly subjected to internal auditing and monitoring as part of that supervisory process. Every employee is expected to comply with all of the applicable legal requirements and/or Company best practices in the sale and marketing of The Hartford’s products and services and in the operation of our businesses generally.

Illegal, Unethical and Improper Business Practices

Bribes – Employees are strictly prohibited from offering, soliciting or accepting bribes. A bribe can be cash or anything of value that is offered or accepted as a “quid pro quo,” that is, as part of an agreement to do, or not to do, something in return for the payment or other thing(s) of value.

Gifts – For purposes of this policy, a “gift” is defined as “the voluntary transfer of an item by one person or enterprise to another without compensation” and can be anything of value including goods and services. The terms “gift” and “entertainment,” as used in this policy, shall have the broadest meanings possible, including, but not limited to any trips, entertainment, benefits, events and any other gratuitous item or thing of value.

Employees and their immediate family members may not give a gift to, nor may they accept a gift from, any third party beyond those courtesies deemed to be

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customary, reasonable and proper under the particular business circumstances.

As a general rule, accepting or giving a gift having a value in excess of US $100, in any individual situation, is considered beyond what is customary, reasonable and proper. Inexpensive gifts of a promotional nature or social invitations that are considered customary, reasonable and proper under the business circumstances (such as a business meal) may be accepted. However, employees must never:

•	Accept or give any gift of cash or cash equivalents (such as gift certificates, loans, stock, stock options, etc.); or

•	Participate in any activity that they know would cause the person or party offering the entertainment to violate any law, rule, regulation or the specific ethical standards of their own employer.

Whenever possible, employees should obtain written approval from their supervisor or the appropriate compliance officer before accepting or giving any gift that might have a value exceeding $100. When obtaining that approval is not practical prior to accepting a gift, such approval should be requested as soon as possible thereafter. Any supervisor granting such approval must forward a copy of the approval to the appropriate compliance officer who will maintain a log of all gift activity.

Questions regarding the appropriateness of accepting or giving gifts should be directed to the employee’s supervisor and the appropriate compliance officer. It is every employee’s responsibility to voluntarily seek clarification or approval without the need for any inquiry by their supervisor. In addition, employees must respect the policies regarding gifts and entertainment of our business partners and customers and avoid creating situations that may violate such policies. See also the Company’s policy on Gift Certificates and Non-Cash Awards for Business Partners.

Entertainment – Providing or accepting entertainment in the course of an employee’s work-related activities must always have a legitimate business purpose and should not compromise the business judgment, impartiality or loyalty of those being entertained. Employees may accept a reasonable level of entertainment from business partners with whom The Hartford has or is seeking a business relationship unless the employee’s business unit/department has adopted more restrictive guidelines.

The term “reasonable” can vary depending upon the situation and the level and/or corporate positions of the parties involved, but in no event should the value of such entertainment, in any individual situation, exceed $250 unless approved by a supervisor who reports directly to a member of the Office of the Chairman.

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Employees may provide a reasonable level of entertainment to business partners, customers or other third parties with whom The Hartford has or is seeking a business relationship. Employees must exercise good judgment in offering entertainment. It should not be lavish, unusual or extravagant in the eyes of an objective third party.

Any entertainment, in any individual situation, with a value exceeding $250 must be approved, in advance whenever possible, by a supervisor that reports directly to a member of the Office of the Chairman. Such entertainment must not be offered if the employee knows that it would be prohibited by the specific policies of the other party. The Hartford’s Travel and Entertainment Policy Guidelines will govern employee expense reimbursement. Entertainment expenses are routinely reviewed for appropriateness during the reimbursement process and are subject to subsequent review by the Internal Audit Department.

Frequent business entertainment or gifts, given to or received from the same party, even if within the acceptable monetary threshold in each instance, may still be considered a conflict of interest. For approval of gifts and entertainment that exceed the monetary limits set forth above, employees should use the Gift and Entertainment Authorization Exception Form to document the required approval.

Antitrust – The Hartford is committed to complying fully and in good faith with federal and state antitrust laws, which exist to promote vigorous competition in open markets. Any conduct that constitutes price fixing or agreeing with competitors as to the nature, extent or means of competition, or boycotting a vendor or customer in any market, is prohibited. Any transaction that involves tying a customer’s purchase of one of the Company’s products or services to the purchase of another product or service requires the prior review and approval of the Law Department.

Generally, antitrust laws prohibit employees from engaging in the following types of behavior with competitors, agents, brokers or other intermediaries:

•	Collaborating with anyone outside of the Company to divide markets or allocate customers or territories among competitors;

•	Colluding with anyone outside of the Company to fix prices, terms or conditions of insurance or services;

•	Providing quotes that are based upon an assurance made by anyone outside of the Company that the quote will or will not be accepted; or

•	Requiring a customer to use one of the Company’s products or services on an exclusive basis;

Any unethical or even questionable request received from any agent, broker or other distribution partner should immediately be reported to the Director of Compliance at 860-547-6733, or through an anonymous and confidential report using one of the reporting options described in detail in Section X of this Code.

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Violating U.S. antitrust laws is a serious offense and can result in severe disciplinary action including termination, and in prosecution leading to fines and imprisonment. All employees are responsible for full compliance with these antitrust laws. Any questions about the application or interpretation of any antitrust laws should be directed to the Law Department for appropriate guidance. For more information, see the Company’s policy on Compliance with Antitrust Laws.

Quoting Practices – Hartford employees should only provide quotes to agents or brokers on business that The Hartford is interested in writing. In no event should any employee provide a quote to an agent or broker in circumstances where the employee believes the quote may be used to mislead a customer about the true range of options available to the customer. Employees must act in accordance with applicable best practices established by the Company, including the following:

•	Under no circumstances, should an employee provide an insurance quote based on assurances from an agent, broker or other intermediary that the quote will not be selected;

•	Each insurance risk for which a quote is submitted must always be individually underwritten and priced on its own merits;

•	A pricing illustration may be communicated if it is a good faith estimate of the premium that would be charged based on information available at the time, and if it is presented as a non-binding indication subject to further underwriting before a final quote can be offered;

•	Brokers and agents are to be provided a declination or definitive quote at the appropriate price for the specific risk upon completion of the underwriting process;

•	Once a quote is submitted, there should be no revision of that quote unless additional relevant material facts become known, and those facts and the rationale for revising the quote are properly documented; and

•	A final quote must be delivered in writing and indicate the specific terms and conditions that are applicable to that quote. For more information, see the Company’s Guiding Principles on the Insurance Quotation Process.

Unfair Competition – Employees must comply with all applicable federal and state laws that prohibit unfair or deceptive business acts and practices. The following practices may, in some circumstances, violate state unfair trade practices laws, and lead to the imposition of civil and criminal penalties:

•	Misrepresenting the benefits, advantages, conditions or terms of the Company’s products and services;

•	Misquoting premium rates;

•	Engaging in acts of unfair discrimination in rating or placing insurance;

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•	Recommending the purchase of an insurance product that is not suitable to the customer in view of his or her known personal circumstances, insurance objectives and/or financial needs or limitations;

•	Disseminating sales or advertising materials that contain false, deceptive or misleading information;

•	Making false statements or misrepresentations about competitors or their products or services; or

•	Improperly obtaining and using a competitor’s trade secrets or other confidential or proprietary information.

These practices are inconsistent with The Hartford’s commitment to honesty, integrity and fair competition and constitute violations of this Code.

VI. Integrity in Government Relationships

The Hartford is committed to contributing to the betterment of the communities in which it does business through active involvement in civic and public affairs. This involvement includes participation in policy debates on issues that affect The Hartford, its customers, employees and shareholders. When representing The Hartford, employees must use care in all contacts and dealings with government officials and their employees and must comply with all applicable laws, rules, regulations and corporate policies. Employees are likewise encouraged to participate as private individuals, on their own time, in the civic and political life of the communities in which they live and work.

Government departments and agencies are governed by strict laws, rules, regulations and internal controls prohibiting acceptance by their employees of entertainment, meals, gifts, gratuities and other things of value from firms and persons with whom those organizations do business or over whom they have regulatory authority. All employees who have contact or dealings with government officials and their employees are required to be aware of and comply with those specific standards.

Contacts with Government Officials – Contacts on behalf of The Hartford with government officials to influence legislation, regulatory policy or rulemaking, including grassroots lobbying contacts, or contacts with senior level state insurance department officials on matters involving The Hartford individually, are undertaken only at the direction of the Government Affairs Unit of the Law Department. The hiring of outside counsel or public affairs firms to lobby on behalf of The Hartford requires the approval of the Government Affairs Unit. Government Affairs is responsible for complying with all lobbying registration and filing requirements at the federal and state levels, as well as documenting lobbying activity for tax purposes. Contacts with state insurance departments and other government agencies to comply with routine regulatory requirements

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(such as market conduct exams or data calls) do not require clearance from the Government Affairs Unit.

Employees involved in sales activities with government entities may be subject to lobbying and gift laws in some jurisdictions and should consult with the Government Affairs Unit or the appropriate compliance officer before contacting public officials in connection with such activities.

Entertainment or Gifts for Government Officials – No Hartford employee shall authorize or offer any gifts, gratuities or non-business-related entertainment, even of a token nature, for the personal use of employees or officials of any government agency to which The Hartford is seeking to sell, is selling goods or services, or is lobbying without prior consultation with a member of the Government Affairs Unit or the Director of Compliance.

Employee Political Involvement – Employees are encouraged to become involved in the political process as private individuals. Employees are free to express their political views, support candidates of their choice or run for elective office on their own time and at their own expense. At no time should any employee claim to speak on behalf of The Hartford on any matters of political or public interest, without first consulting the Government Affairs Unit and the Media Relations Unit. Employees may not use corporate resources or seek reimbursement from The Hartford for any expenditure in connection with such activity, and they may not endorse candidates on behalf of The Hartford. Subject to specific state laws, employees may request reasonable adjustments in work schedules or a leave of absence without pay, subject to management approval, to campaign for elective office. Employees may hold part-time elective office as long as it does not interfere with job performance or otherwise present a conflict of interest. Employee participation in grassroots lobbying on behalf of The Hartford is encouraged but is strictly voluntary.

Political Contributions – The use of The Hartford’s staff or facilities to promote partisan political activity is regarded as an “in-kind” contribution in many jurisdictions. In those situations, the Company must comply with all applicable state or federal election laws and regulations and report the value of the Company facilities/staff used as an “in-kind” contribution or request reimbursement of that cost from the candidate or political party using those facilities/staff. Political candidates may be invited to visit The Hartford’s facilities at the discretion of the senior manager at that location to greet employees, provided that an equal opportunity is afforded to any opposing candidates who request such a visit.

Corporate resources may be expended to promote voter registration, nonpartisan voter education and issue education efforts, as well as grassroots lobbying to influence legislation or ballot referenda, consistent with federal and state law.

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The Hartford is authorized to use corporate funds to purchase memberships and/or otherwise make contributions to associations or organizations which promote voter registration, voter education and issue education, and for the administrative activities (which could include payment for attendance at political events) of such associations and organizations, so long as any funds paid for or contributed to such associations or organizations are (a) used only for the foregoing purposes, (b) approved in advance by the Chief Executive Officer and are consistent with an annual budget approved by the Chief Executive Officer, (c) included in an annual report to the Legal and Public Affairs Committee of the Company’s Board of Directors, (d) not tied to the procurement of The Hartford’s products and services, and (e) in compliance with all applicable laws and regulations.

Voluntary employee political contributions are permitted through The Hartford’s political action committee, subject to legal requirements in each jurisdiction. Participation in The Hartford’s political action committee is strictly voluntary and has no effect on the performance appraisal, salary or promotion of eligible employees. The Hartford may provide funding for administrative and solicitation expenses of its political action committees where permitted by law. PAC contributions are given in support of The Hartford’s public policy goals and are not to be used to solicit business or otherwise influence business decisions by public officials.

VII. Compliance with Laws

The Hartford is committed to conducting its business affairs honestly, directly, and fairly. It is the Company’s intention to comply fully with the laws of all jurisdictions in which The Hartford operates its business. Engaging in unfair or dishonest business conduct is a violation of this Code and will negatively affect the Company’s reputation in the marketplace.

Insider Trading – No employee or any immediate family member of the employee shall disclose or use any confidential information gained in the course of his employment for trading purposes, personal profit or for the advantage of any other person. Employees are prohibited from buying or selling Hartford securities while they are aware of material information about The Hartford that has not yet been disclosed to the public, subject to the exception for Rule 10b5-1 Plans, as described in The Hartford’s Insider Trading Policy. Employees shall seek and follow the advice of the Director of Corporate Law, as well as the Company’s established insider trading pre-clearance rules, if there is any question whatsoever about the propriety of entering into a transaction involving The Hartford’s securities. Any employee entering into such a transaction to take advantage of confidential information is subject to termination and may also be subject to criminal prosecution by federal authorities for securities law violations. For more information, see the Company’s Insider Trading Policy.

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Foreign Corrupt Practices Act – The Foreign Corrupt Practices Act (FCPA) strictly prohibits the use of bribes or illegal payments to any non-United States official, political party or political candidate to obtain or retain business or other improper advantage. Acts prohibited under the FCPA include illegal or questionable customer rebates; commercial bribes and kickbacks; financial transactions that involve manipulation of sales, earnings, or other financial data; use of interstate commerce to pay or facilitate payment to any non-United States government official, political party, or political candidate; and keeping inaccurate books and records that attempt to disguise or conceal illegal payments. In addition, the use of any third party agents or intermediaries to facilitate any of the illegal payments or actions described above is strictly prohibited.

Anti-Money Laundering (USA PATRIOT Act) – The Hartford is committed to complying with all applicable laws and regulations aimed at deterring terrorists and other criminals from using our free enterprise system to fund terrorist and other criminal activities, including, the so-called USA PATRIOT Act of 2001. Money laundering is the process of engaging in a financial transaction, or a series of transactions, that involves funds used for or derived from criminal activities. The USA PATRIOT Act makes it mandatory for financial services companies to have an anti-money laundering program that contains four basic components:

▪	Internal Policies, Procedures and Controls;

▪	Designation of an Anti-Money Laundering Compliance Officer;

▪	An Independent Audit Function; and

▪	Ongoing Employee Training

The Hartford is committed to ensuring that its anti-money laundering program meets these requirements and that all employees and business partners comply fully with the laws and regulations designed to combat money laundering and the financing of terrorism.

Under no circumstances may any employee knowingly facilitate or participate in any money laundering activity. Any employee who does so will be subject to severe disciplinary action, including possible termination of employment, and may be referred to federal or state law enforcement and regulatory agencies for consideration of civil and criminal penalties. Employees with questions concerning their duties, responsibilities or obligations under the Company’s anti-money laundering program should contact the designated anti-money laundering compliance officer for their business area or the Director of Compliance.

Economic Trade Sanctions/OFAC – The Hartford must also comply with the various economic and trade sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). These sanctions programs prohibit a variety of commercial activities with specified countries, including specific rules relating to insurance transactions, as well as specific entities and individuals included on OFAC’s list entitled “Specially

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Designated Nationals and Blocked Persons” which can be found at the OFAC website at http://www.treas.gov/ofac/. All employees must understand the obligations of these policies to ensure that prohibited transactions do not occur. Any questions concerning any situation that may involve a prohibited transaction should be immediately referred to the designated anti-money laundering compliance officer for that business area or the Director of Compliance.

Information Protection – The Hartford is an information-based enterprise, dependent upon data to conduct its various businesses. All types of information created or collected to support the Company’s business operations, whether belonging or entrusted to The Hartford, including information about employees, business operations and plans, customers and business partners, constitute information assets of The Hartford.

Information assets can exist in electronic, physical or other forms. Hartford employees are responsible for protecting the Company’s information assets. The law and various corporate policies guide management in authorizing access, use or disclosure of information assets. Employees and business partners granted access to information assets are accountable for their protection, use and disclosure. They have a responsibility to use and disclose information assets only as necessary to perform their job-related duties. These information protection responsibilities apply to internally developed confidential information, as well as to any confidential information received from third parties. Employees leaving the Company, voluntarily or otherwise, are prohibited from removing, copying or disclosing any Company information, in whatever form, that is proprietary and/or confidential. Employees must not permit the unauthorized reproduction of software or other copyrighted or trademarked materials, or any other unauthorized use or misuse of any intellectual property belonging to or used by the Company. Employees are supported in carrying out these responsibilities by The Hartford Information Protection (THIP) Department. Questions regarding interpretation of this policy should be addressed to THIP. (See the THIP contact information in Section X of this Code.)

Competitive Intelligence – The Hartford expects all employees to comply with all applicable laws in acquiring competitive intelligence and not to engage in theft, blackmail, wiretapping, electronic eavesdropping, bribery, improper inducement, receiving stolen property, threats, or other improper methods.

Employees should respect the confidentiality of competitor and business partner information and must not misrepresent who they are or for whom they work in obtaining such information. Employees should notify their supervisor whenever they have received information, either identified as, or that they have reason to believe is, confidential or proprietary from another individual or company. Employees must not use that information, other than for the specific purpose(s) agreed to by the party providing that information unless the material is deemed to be information generally available to the public.

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Privacy – The Hartford values the trust of its customers and is committed to the responsible management, use and protection of data it maintains about them. Respecting the privacy of The Hartford’s customers and protecting the security and confidentiality of their personal information is a top priority at The Hartford. Federal and state laws, including the Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act, restrict the ways in which The Hartford can share customer information within and outside the Company. The Hartford has adopted a privacy policy to comply with these laws. The Hartford and all employees must adhere to this policy and the requirements of all applicable laws. To learn more about the laws relating to the privacy of customer information and the related obligations as an employee, all employees should visit the Company’s Privacy intranet site and review the Company’s privacy policy.

VIII. Communications

Contact with the News Media – All requests for interviews and/or comments from national and local news media should be referred immediately to the Media Relations Unit. See the Media Relations contact information in Section X of this Code.

Contact with Investors – All requests for financial information about The Hartford received from analysts or investors should be directed to The Hartford’s Investor Relations Department. See the Investor Relations contact information in Section X of this Code.

Endorsements of Other Companies – To avoid potentially alienating current or prospective customers, The Hartford does not endorse the products and services of other companies. The Hartford’s name must not be used by any unauthorized party to endorse other companies’ products or services in publications, brochures, advertising, and other media. For additional information, see The Hartford’s Media Relations Policy. If you have any questions regarding the use of The Hartford’s name or logos, contact the Corporate Relations Department.

IX. Investigations and Legal Proceedings

Reporting – An employee who receives a demand, complaint, notice or otherwise becomes aware that the Company is the subject of any legal or administrative proceeding or governmental investigation or inquiry, must immediately notify the General Counsel and the Company’s Director of Litigation who will coordinate and direct the Company’s response. This reporting requirement includes, but is not limited to, the receipt of any subpoena or other request for documents or information concerning the Company’s business operations.

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Employees who become aware of a governmental investigation that concerns any business operation of the Company must not conduct their own investigations. It is the responsibility of the Company’s senior management to determine whether to conduct an internal investigation, as well as to determine the scope and methods to be employed in conducting any such investigation. Most investigations involve complex legal and business issues and an employee attempting to investigate such matters may compromise the integrity of the investigation. If the results of any internal or governmental investigation warrant corrective action, senior management will determine the appropriate steps to be taken and will be responsible for implementation of any such remedial or preventative measures.

Participation in an Investigation – All employees have the duty to cooperate fully with any internal investigation conducted by the Company. Employees also are strongly encouraged to cooperate fully when requested to do so in connection with any law enforcement investigation, subject only to the reporting requirements set forth above. Employees must be truthful in all dealings with internal or governmental investigators, and must not:

•	Destroy, alter, or conceal any documents or other potentially relevant evidence in anticipation of, or in reaction to, a request from any governmental or regulatory authority or any court;

•	Lie or otherwise make misleading statements in connection with any federal, state or local government or law enforcement agency investigation, or any internal investigation by the Company;

•	Obstruct, fraudulently influence or impede any external or internal investigation or inquiry or make any improper attempt to do so; or

•	Attempt to cause any other Company employee or any third party to destroy evidence, to provide false or misleading information or otherwise to obstruct any investigation.

This Code does not prohibit an employee from providing information or assisting in an investigation conducted by a federal regulatory or law enforcement agency, any member of Congress or any committee of Congress, or a supervisor of the employee (or another Company official who has the authority to investigate the alleged misconduct) in connection with conduct that the employee reasonably believes constitutes a violation of criminal fraud statutes or any rule or regulation of the Securities and Exchange Commission.

If any employee becomes involved as a third party in any federal, state or local law enforcement agency investigation or inquiry, in a matter not related to Company business (e.g., as a witness to a crime or accident), the employee is encouraged to cooperate fully with the proper authorities. However, in such cases, employees should promptly notify the Internal Audit Department’s Special Investigations Unit of their participation.

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X. Reporting Violations of the Code

Any employee who knows or has reason to believe that an applicable law, rule or regulation or any provision of this Code has been violated is expected to report the violation immediately using one of the methods described below. Failure to take action with respect to a known violation of law or of any provision of this Code is never appropriate and is itself a violation of the Code. Reporting delays also can increase substantially The Hartford’s legal and financial exposure. Employees may make an anonymous report with respect to any such violation by calling the Company’s Ombudsman. Telephone numbers for the Ombudsman and all other contacts for reporting such matters are listed below. The Company will investigate all reports promptly and confidentially to the extent possible.

Where to Report Violations – Violations of this Code may be reported using one or more of the following methods:

1.	Talk to a supervisor. Whenever possible, employees should discuss the matter with their supervisor. Employees and supervisors are encouraged to work together to achieve a fair resolution of the alleged violation, problem or issue. Supervisors also have a responsibility to document the reported issue and to provide a copy of the report to the Director of Compliance. If the issue remains unresolved to the satisfaction of the reporting person, or if a particular situation does not allow that employee to seek assistance from his direct supervisor, he should contact the Human Resources representative in his department or unit or any of the other contacts listed below.

2.	The Ombudsman. The Company Ombudsman may be contacted at (800) 289-5012. The Ombudsman’s function is to provide confidential and informal assistance to employees. Individuals reporting matters to the Ombudsman shall remain anonymous unless the reporting person gives permission to disclose his identity. The only exception to this policy is where there appears to be an imminent threat of serious harm to others.

3.	Contact the Internal Audit Department — Special Investigations Unit. For all employees, the contact is Jack Jacewicz at (860) 547-6554.

4. Contact the appropriate Compliance Officer.

IN ALL CASES, REPORTS WILL BE TREATED AS CONFIDENTIALLY AS POSSIBLE.

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Additional Code Contacts

Director of Compliance – Scott Mansolillo: (860) 547-6733

General Counsel – Neal Wolin: (860) 547-3100

General Auditor – Howard Mosbacher: (860) 547-6287

Director of Corporate Law – Brian Becker: (860) 547-3338

Director of Litigation – Elizabeth Sacksteder: (860) 547-4904

Director of Government Affairs – Joel Freedman: (860) 547-5480

Group Senior Vice President, Corporate Relations – Ann Glover: (860) 547-3892

Vice President, Investor Relations – Kim Johnson: (860) 547-6781

Executive Vice President, Human Resources – Ann de Raismes: (860) 547-6543

Vice President, Media Relations – Joshua King: (860) 547-2293

Vice President, Employee Relations – David Jimenez: (860) 547-8787

Equal Employment Opportunity Department – Victor Perez: (860) 547-3382

Director, Security – Robert Begley: (860) 547-3210

The Hartford Information Protection – William Downes: (860) 547-2019

Employees should report immediately violations of this Code involving accounting, internal controls or auditing matters. Employees may contact the General Auditor or make a confidential and anonymous report to the Company’s third party service provider, EthicsPoint, by telephone at 1-866-737-6812 (for employees in the U.S. and Canada) and 1-866-737-6850 (for employees in all other countries), via the internet at www.ethicspoint.com or through written correspondence sent to The Hartford, c/o EthicsPoint, P.O. Box 230369, Portland, Oregon 97281-0369. Reports made to the General Auditor or to EthicsPoint on such matters will be made available to the Audit Committee of the Company’s Board of Directors.

For employees working as attorneys at The Hartford, violations of this Code that trigger “up-the-ladder” reporting requirements pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 should be reported in accordance with the provisions of The Hartford’s Policy Regarding SEC Attorney Conduct Rule. Questions concerning this policy or requests for a copy of the policy should be sent to the Director of Corporate Law.

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Prohibition Against Retaliation – The Company prohibits retaliation against an individual for reporting an activity that the employee, in good faith, believes to be a violation of any law, rule, regulation or provision of this Code. Retaliation or reprisals against employees are considered a violation of this Code. Any employee who believes he is the subject of any form of retaliation should report the matter to a supervisor, a Human Resources representative or the Director of Compliance. Further, federal law makes it a crime to retaliate against a person (including with respect to their employment) for providing truthful information to a law enforcement agency or officer relating to the possible commission of any federal crime.

XI. Waivers

Waivers or exceptions to the Code will be granted only in advance and only under exceptional circumstances. Any waiver involving an Executive Officer (as defined below) of the Company requires the approval of The Hartford’s Board of Directors, or an independent committee thereof, and will be disclosed promptly in accordance with applicable laws, rules and regulations, including those of the New York Stock Exchange and the Securities and Exchange Commission. For purposes of this Code, the term “Executive Officer” shall mean those individuals identified as executive officers, as defined in Rule 3b-7 of the Securities Exchange Act of 1934, of The Hartford from time to time by the Board of Directors.

XII. Certification Requirements

Every employee is responsible for maintaining the standards of ethical conduct as set forth in this Code. To help ensure compliance with the Code, The Hartford requires all employees to certify annually that they have received and read the Code and fully understand their responsibilities to comply with the Code.

An initial certification form will be distributed for completion soon after employees complete Company-provided training on the Code. New employees will receive training on the Code upon joining The Hartford. Employees also will receive additional training on the Code whenever a new or substantially enhanced version of the Code is adopted. Periodic training will be conducted for all employees as necessary. Managers and supervisors are responsible for ensuring that all employees under their supervision have undergone any required training.

The Hartford’s Director of Compliance will monitor the training and certification process for adequacy and compliance. Failure to comply with the required certification process or the requirements of the Code will result in appropriate disciplinary action, up to and including termination of employment.

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THE HARTFORD
CODE of ETHICS and BUSINESS CONDUCT
CERTIFICATION FORM

I hereby certify and acknowledge that:

I have received and read The Hartford’s Code of Ethics and Business Conduct. I fully understand, and will comply with, my responsibilities under the Code.

I recognize that failure to comply with the provisions of the Code may subject me to appropriate disciplinary action, up to and including termination of my employment.

(Date)	(Signature)

(Employee ID)	(Printed Name)